EXHIBIT 4.7

EXHIBIT 4.7

FIRST AMENDMENT TO
IDAHO POWER COMPANY EMPLOYEE SAVINGS PLAN

The Idaho Power Company Employee Savings Plan, amended and restated as of October 1, 2000 (revised) (the “Plan”), is hereby further amended to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), and to make such other revisions as are set forth below.  The amendments set forth herein shall be effective as of January 1, 2002 or as otherwise provided below.

1.         The following paragraph is inserted into the Plan immediately following the last paragraph of the “Introduction” section:

“The Plan has been further amended, effective as of January 1, 2002, to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”).  This amendment is intended as good faith compliance with the requirements of EGTRRA pursuant to IRS Notice 2001-42 and IRS Notice 2001-57.  The good faith EGTRRA amendments herein are to be construed in accordance with EGTRRA and the guidance issued thereunder.  This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of these good faith amendments.  The Company intends to further amend the Plan to reflect EGTRRA requirements and certain EGTRRA options after evaluating additional guidance issued by the Internal Revenue Service.”

2.         Section 1.10 is amended, effective as of January 1, 2001, by revising the last sentence of the first paragraph to read as follows:

“A Participant’s Compensation shall include Deferral Contributions under this Plan and any deductions under Code section 125 or 129 and shall include amounts that are not includable in an employee’s gross income by reason of Code section 132(f).”

3.         Section 1.10.1 is amended by deleting the reference to “$160,000” and replacing it with “$200,000.”

4.         Section 1.17 is amended in its entirety to read as follows:
“”Eligible Retirement Plan” means an individual retirement account described in Code sections 408(a) or 408(b), an annuity plan described in Code sections 403(a) or 403(b), a qualified trust described in Code section 401(a) and an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such a plan from this Plan.  This definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a QDRO.”

5.         Section 1.18 is amended by adding the following additional language at the end of this section:

“Notwithstanding the foregoing, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of After-Tax Contributions which are not includable in gross income.  However, such portion may be transferred only to an individual retirement account or annuity described in Code sections 408(a) or (b), or to a qualified defined contribution plan described in Code sections 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includable in gross income and the portion of such distribution which is not so includable.”

6.         Section 1.33 is amended in its entirety to read as follows:

“Qualified Plan” means an employee benefit plan that is qualified under Code sections 401(a) or 403(a).”

7.         Section 3.2.1 is amended in its entirety to read as follows:

“3.2.1                      Limit on Deferral Contributions

(a)           A Participant’s Deferral Contributions for any taxable year of such Participant shall not exceed the dollar limitation contained in Code section 402(g) in effect for such taxable year except to the extent permitted under Section 3.2.1(b) and Code section 414(v).  For purposes of this Section and except as otherwise provided in this Section, a Participant's Deferral Contributions shall include (i) any employer contribution made under any qualified cash or deferred arrangement as defined in Code section 401(k) to the extent not includable in gross income for the taxable year under Code section 402(e)(3) (determined without regard to Code section 402(g)), (ii) any employer contribution to the extent not includable in gross income for the taxable year under Code section 402(h)(1)(B) (determined without regard to Code section 402(g)), and (iii) any employer contribution to purchase an annuity contract under Code section 403(b) under a salary reduction agreement within the meaning of Code section 312(a)(5)(D).

(b)           A Participant who is eligible to make Deferral Contributions under the Plan and who has attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code section 414(v).  Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code sections 402(g) or 415.  The Plan shall not be treated as failing to satisfy the provision of the Plan implementing the requirements of Code sections 401(k)(3), 410(b) or 416 by reason of making such catch-up contributions.”

8.         Section 3.5 is hereby amended in its entirety to read as follows:

“Rollover Contributions shall be permitted, subject to the provisions of this Section.  The Administrator may direct the Trustee to accept, in accordance with procedures approved by the Administrator, all or part of an Eligible Rollover Distribution for the benefit of a Participant from (i) the Participant, (ii) another Qualified Plan, including, in a trustee-to-trustee transfer, After-Tax Contributions to that plan, (iii) an annuity contract described in Code section 403(b), (iv) an individual retirement account or annuity as defined in Code sections 408(a) or 408(b) that is eligible to be rolled over and otherwise would be includible in gross income, or (v) an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.”

9.         Section 5.1 is amended by deleting the reference to “a Non-ESOP Company Stock Fund.”

10.       Section 5.1.1 is hereby amended by revising the second paragraph in its entirety and by adding a third and a fourth paragraph at the end thereof, which paragraphs shall read as follows:

“Shares of Company Stock held or distributed by the Trustee may include such legend restrictions on transferability as the Company may reasonably require in order to assure compliance with applicable Federal and state securities laws.  Except as otherwise provided in this Section, no shares of Company Stock held or distributed by the Trustee may be subject to a put, call or other option, or buy-sell or similar arrangement.

Company Stock held by the Plan shall be invested in the ESOP Company Stock Fund or such additional Company Stock Funds as established by the Administrator in its sole discretion.  Such funds will be maintained on a share-based accounting method, and Participants will be credited with fractional shares, as appropriate.  Dividends on Company Stock will be reinvested in Company Stock or paid to Participants in cash in accordance with Participant elections as provided for under Section 5.1.2, below.

A Participant may at any time there are amounts credited to his or her ESOP Company Stock Fund (or such other Company Stock Funds as are established by the Administrator in its sole discretion) direct a transfer of investment into any other Investment Fund under the Plan in accordance with written procedures established by the Administrator.”

11.        Section 5.1.2 is amended in its entirety to read as follows:

“5.1.2                      Dividends on Company Stock

In accordance with the Participant’s election, any dividends payable on Company Stock allocated to the Account of a Participant will be (i) paid to the Plan and credited to the ESOP Company Stock Fund in the Account of the Participant and reinvested in Company Stock or (ii) paid to the Plan and credited to the ESOP Company Stock Fund in the Account of the Participant and distributed in cash to the Participant not later than 90 days after the close of the Plan Year in which the dividend is paid by the Company.

The election described in this Section 5.1.2 will be made by a Participant pursuant to written procedures established by the Administrator.  Such election procedures will provide the Participant with a reasonable opportunity to make the dividend election before the dividend is paid or distributed to the Participant, and will provide the Participant with an opportunity to change the dividend election at least annually.  The procedures will require that a Participant’s dividend election will be irrevocable with respect to any particular dividend before that dividend is credited to the ESOP Company Stock Fund in the Account of the Participant for the purpose of either being reinvested in

Company Stock or paid to the Participant within 90 days after the Plan Year in which the dividend is paid by the Company.

Notwithstanding the foregoing, the Administrator may identify one of the options described above to serve as a default election if a Participant fails to make an affirmative election with respect to the Participant’s Company Stock dividend.  Notwithstanding any other provisions of the Plan, the Administrator is authorized to direct the investment of dividends if they are accumulated pursuant to a Participant election to distribute them within 90 days after the close of the Plan Year in which the dividend is paid by the Company.  Earnings on such accumulated dividends will be allocated to the Participant’s Account when the dividends are distributed.”

12.        Section 5.1.3 is deleted in its entirety, and Section 5.1.4 is re-designated as Section 5.1.3.

13.        Sections 7.2 and 7.5.1 are amended by deleting the references to “$5,000” and replacing them with “$1,000.”

14.        Section 7.8.3 is hereby amended by deleting subsection (d) thereof, and by amending Section 7.8.3(c) in its entirety to read as follows:

“(c)           The Participant’s Deferral Contributions and After Tax Contributions, and all similar employee contributions under all of the Employer’s qualified and non-qualified plans of deferred compensation shall be suspended for a period of six months after the receipt of the hardship distribution except that, for hardship distributions received by the Participant in the 2001 Plan Year, all such contributions shall be suspended until the latter of the date occurring six months after the receipt of the hardship distribution, or January 1, 2002; and”

15.        Section 10.2.9 is amended in its entirety to read as follows:

““Maximum Annual Addition” means with respect to a Participant (except as otherwise permitted by Section 3.2.1(b) and Code section 414(v)), an Annual Addition equal to the lesser of (i) $40,000 (as adjusted for the cost of living pursuant to Code section 415(d)) or (ii) 100% of the Participant’s Includable Compensation.”

16.        Sections 10.8 and 10.9 are deleted in their entirety.

17.        Section 12.2 is amended in its entirety to read as follows:

“12.2                      Restrictions On Distributions Prior To Severance From Employment.

“A Participant’s Deferral Contributions, Matching Contributions, and earnings attributable to these contributions shall be distributed on account of the Participant’s severance from employment, regardless of when that severance from employment occurred; however, such a distribution shall be subject to the other provisions of the Plan regarding distributions.”

18.        Section 12.4.3 is amended in its entirety, effective as of January 1, 2002, to read as follows:

“The Plan will apply the minimum distribution requirements of Code section 401(a)(9) in accordance with the regulations under section 401(a)(9) that were proposed in January 2001, notwithstanding any provision of the Plan to the contrary. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Code section 401(a)(9) or such other date as may be specified in guidance published by the Internal Revenue Service."

19.        Section 13.2.6 is amended in its entirety to read as follows:

“Determination Period” means the Plan Year containing the Determination Date, and the prior Plan Year, except that, with respect to any distribution made for a reason other than separation from service, death, or disability, the Determination Period shall include the Plan Year containing the Determination Date and the previous five (5) Plan Years.”

20.        Section 13.2.8 is amended in its entirety to read as follows:

““Key Employee” means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of a Controlled Group Member having Compensation greater than $130,000 (as adjusted under Code section 416(i)(1)), a 5-percent owner of a Controlled Group Member, or a 1-percent owner of a Controlled Group Member having

Compensation of more than $150,000.  The determination of who is a Key Employee will be made in accordance with Code section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.”

21.        Section 13.2.14 is amended by deleting the first sentence and replacing it with the following:

“”Top Heavy Ratio” means a fraction, the numerator of which is the sum of the Present Value of accrued benefits and the account balances (as required by Code section 416) of all Key Employees with respect to such Qualified Plans as of the Determination Date (including any part of any accrued benefit or Account balance distributed during the appropriate Determination Period as determined in accordance with Section 13.2.6), and the denominator of which is the sum of the Present Value of the accrued benefits and the account balances (including any part of any accrued benefit or Account balance distributed during the appropriate Determination Period as determined in accordance with Section 13.2.6) of all Employees with respect to such Qualified Plans as of the Determination Date.”

22.        Section 13.2.14 is further amended by deleting the last sentence and replacing it with the following:

“Notwithstanding the foregoing, the account balances and accrued benefits of any Employee who has not performed services for an employer maintaining any of the aggregated plans during the one-year period ending on the Determination Date will not be taken into account for purposes of this section.”

23.        Section 13.3.1 is amended by adding the following paragraph at the end:

“Matching Contributions shall be taken into account for purposes of satisfying the Minimum Allocation requirements of Code section 416(c)(2) and the Plan.  Matching Contributions that are used to satisfy the Minimum Allocation requirements shall be treated as Matching Contributions for purposes of the actual contribution test of Section 10.7 and applicable provisions of Code section 401(m).”

24.        Except as otherwise provided herein, each of the Plan’s terms shall remain in full force and effect.

[signature block on following page]

IDAHO POWER COMPANY

Date: 05/08 , 2002	By:	/s/ J. LaMont Keen
Its: President